EXHIBIT 99.1

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc., today announced financial results for the quarter ended March 31, 2024.

Financial Highlights Q3, 2023-24

●	Company posted revenues of PKR 2,247 million compared to PKR 2,079 million in corresponding quarter of last fiscal year

●	Gross profit remained at PKR 989 million compared to PKR 695 million in the corresponding period

●	Company reported a net profit of PKR 64 million compared to PKR 1,404 million last year

Revenues for the quarter ended March 31, 2024 increased to PKR 2,247 million from PKR 2,079 million in the same quarter of last fiscal year. The company reported a gross profit of PKR 989 million compared to PKR 695 million in the comparative quarter of last fiscal year. The company posted a net profit of PKR 64 million or an EPS of PKR 0.72 per diluted share in comparison of a net profit of PKR 1,404 million or an EPS of PKR 15.98 per diluted share in the same quarter of fiscal 2023. Included in the current quarter net profit is currency exchange loss of PKR 265 million compared to a currency exchange gain of PKR 1,401 million in the comparative period of fiscal 2023.